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As filed with the Securities and Exchange Commission on October 5, 2006

Registration Statement No. 333-135533

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
TO

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hostopia.com Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	65-1036866 (I.R.S. Employer Identification No.)

110 East Broward Blvd., Suite 1650
Fort Lauderdale, Florida 33301
(954) 463-3080
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive office)

Colin Campbell
110 East Broward Blvd., Suite 1650
Fort Lauderdale, Florida 33301
(954) 463-3080
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael Bayer Hostopia.com Inc. 5915 Airport Road 11th Floor Mississauga, Ontario Canada L4V 1T1 (905) 673-7575	Gil Cornblum Dorsey & Whitney LLP Canada Trust Tower, BCE Place 161 Bay Street, Suite 4310 Toronto, Ontario Canada M5J 2S1 (416) 367-7370	Leslie Gord Gowling Lafleur Henderson LLP Suite 1600, 1 First Canadian Place 100 King Street West Toronto, Ontario Canada M5X 1G5 (416) 862-7525	Jeffrey Roy Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto, Ontario Canada M5H 3C2 (416) 860-6616

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.     ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The sole purpose of this amendment is to file Exhibits 1.1, 4.4 and 5.1 to the registration statement as indicated in the Exhibit Index of this amendment and to complete Item 13 of Part II of this registration statement. No change is made to the preliminary prospectus constituting Part I of the registration statement. Accordingly, this amendment constitutes only of the facing page, this explanatory note, Part II of the registration statement the signature page to the registration statement, the Exhibit Index of the registration statement and Exhibits 1.1, 4.4 and 5.1.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the sale of the shares of common stock being registered. All amounts are estimates except the Securities and Exchange Commission (SEC) registration fee, the National Association of Securities Dealers, Inc. (NASD) filing fees and the Toronto Stock Exchange (TSX) listing fees.

Amount to be Paid
SEC registration fee	$4,280
NASD filing fee	4,500
TSX listing fee	125,000
Legal fees and expenses	800,000
Accounting fees and expenses	400,000
Printing expenses	100,000
Blue sky fees and expenses (including legal fees)	5,000
Transfer agent and registrar fees	5,000
Miscellaneous	56,220

Total	$1,500,000

Item 14.    Indemnification of Directors and Officers.

        The Company's Bylaws and Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provide that:

  1.
  Subject to the limits created by Delaware law, the Company shall indemnify any person who is or was involved or threatened to be involved in any matter (including, without limitation, as a party witness) in any action or proceeding (including, without limitation one by or in the right of the Company to procure a judgment in its favor) whether civil or criminal, by reason of the fact that he or she, or a person of whom he or she was the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any judgments, fines amounts paid in settlement and reasonable expenses, including attorney's fees, actually and reasonably incurred as a result of such action or proceeding or any appeal therein.

  2.
  Expenses incurred in defending any proceeding may be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by Section 145 of the Delaware General Corporation Law (the "DGCL") or any successor thereto.

Section 145 of the DGCL provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

        During the last three years, we have issued unregistered securities to a limited number of persons as described below:

  (1)
  On January 15, 2004, 29,851 shares of common stock (after taking into account the one-for-five reverse share split) were issued to Register.com, Inc. on the exercise of warrants at an exercise price of $3.35 per share. The total proceeds to the Company were $100,000.

    We believe the offers, sales and issuances of the above securities were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) under the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

  (2)
  Since April 1, 2003, we have issued options to purchase an aggregate of 229,800 shares of our common stock under our 2000 Stock Option Plan to 46 employees with exercise prices ranging from $3.35 to $10.95 per share.

    None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the securities described above were exempt from registration under the Securities Act of 1933 in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule and/or in reliance on Section 4(2) of the Securities Act of 1933 because the issuance of securities to the recipients did not involve a public offering. The recipients of securities under compensatory benefit plans and contracts relating to compensation were our employees or directors and received the securities as compensation for services. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us. The sales of these securities were made without general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of Hostopia.com Inc.
3.2**	Amended and Restated Bylaws of Hostopia.com Inc.
4.1**	Shareholder Agreement dated as of December 27, 2001
4.2**	Registration Rights Agreement dated as of December 27, 2001
4.3**	Warrant dated July 1, 2003 exercisable for 60,000 shares of common stock
4.4	Specimen Stock Certificate
5.1	Opinion of Dorsey & Whitney LLP
10.1**	Hostopia.com Inc. 2000 Stock Option Plan and forms of related agreements
10.2**	Hostopia.com Inc. 2006 Stock Option Plan and forms of related agreements
10.3**	Employment Agreement with William Campbell, dated June 1, 2006
10.4**	Employment Agreement with Colin Campbell, dated June 1, 2006
10.5**	Employment Agreement with Michael Mugan, dated April 1, 2006
10.6**	Employment Agreement with Paul Engels, dated April 1, 2006
10.7**	Employment Agreement with Dirk Bhagat, dated June 1, 2006
10.8**	Management Services Agreement with John Nemanic, dated June 1, 2006
10.9**	Form of Indemnification Agreement between the registrant and each of its directors and executive officers
10.10**	Asset Purchase Agreement between the registrant and FortuneCity.com Inc., dated as of January 31, 2006
10.11**	Services Agreement between the registrant and Geeksforless Inc., dated as of July 1, 2005
10.12**	Template Purchase Agreement between the registrant and Geeksforless Inc., dated as of February 1, 2005
10.13**	Image Library Agreement between the registrant and Geeksforless Inc., dated as of January 2, 2005
10.14**	Lease between Badenhurst-Airway Centre Ltd. and the registrant dated September 30, 2002, as amended
10.15**	Revolving Line of Credit Facility
21.1**	List of Subsidiaries
23.1**	Consent of KPMG LLP
23.2**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.3**	Consent of International Data Corporation
24.1**	Powers of Attorney

**
Previously filed.

(b)
Financial Statement Schedules.

        Schedule II — Valuation and Qualifying Accounts

        All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable and, therefore, have been omitted.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Hostopia.com Inc. has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto authorized, in the City of Fort Lauderdale and the State of Florida, on the 5th day of October, 2006.

HOSTOPIA.COM INC.
By:	/s/ COLIN CAMPBELL Colin Campbell Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ COLIN CAMPBELL Colin Campbell	Chief Executive Officer, Chief Operating Officer and Director (Principal Executive Officer)	October 5, 2006
/s/ MICHAEL MUGAN Michael Mugan	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 5, 2006
* John Nemanic	Chairman of the Board	October 5, 2006
* William Campbell	President and Director	October 5, 2006
* Michael Cytrynbaum	Director	October 5, 2006
* Mathew George	Director	October 5, 2006
* Robert Kidd	Director	October 5, 2006

* David McMahon	Director	October 5, 2006
* Christopher Scatliff	Director	October 5, 2006
* By:	/s/ COLIN CAMPBELL Colin Campbell Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of Hostopia.com Inc.
3.2**	Amended and Restated Bylaws of Hostopia.com Inc.
4.1**	Shareholder Agreement dated as of December 27, 2001
4.2**	Registration Rights Agreement dated as of December 27, 2001
4.3**	Warrant dated July 1, 2003 exercisable for 60,000 shares of common stock
4.4	Specimen Stock Certificate
5.1	Opinion of Dorsey & Whitney LLP
10.1**	Hostopia.com Inc. 2000 Stock Option Plan and forms of related agreements
10.2**	Hostopia.com Inc. 2006 Stock Option Plan and forms of related agreements
10.3**	Employment Agreement with William Campbell, dated June 1, 2006
10.4**	Employment Agreement with Colin Campbell, dated June 1, 2006
10.5**	Employment Agreement with Michael Mugan, dated April 1, 2006
10.6**	Employment Agreement with Paul Engels, dated April 1, 2006
10.7**	Employment Agreement with Dirk Bhagat, dated June 1, 2006
10.8**	Management Services Agreement with John Nemanic, dated June 1, 2006
10.9**	Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
10.10**	Asset Purchase Agreement between the registrant and FortuneCity.com Inc., dated as of January 31, 2006
10.11**	Services Agreement between the registrant and Geeksforless Inc., dated as of July 1, 2005
10.12**	Template Purchase Agreement between the registrant and Geeksforless Inc., dated as of February 1, 2005
10.13**	Image Library Agreement between the registrant and Geeksforless Inc., dated as of January 2, 2005
10.14**	Lease between Badenhurst-Airway Centre Ltd. and the registrant dated September 30, 2002, as amended
10.15**	Revolving Line of Credit Facility
21.1**	List of Subsidiaries
23.1**	Consent of KPMG LLP
23.2**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.3**	Consent of International Data Corporation
24.1**	Powers of Attorney

**
Previously filed.

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EXHIBIT INDEX